EXHIBIT 99.1

Upexi CEO, Allan Marshall, to Participate in Fireside Chat at the

Wolfe Research Fall Global Consumer Conference on December 5th

Clearwater, FL / December 1, 2022 / Upexi Inc. (NASDAQ: UPXI) (the “Company” or “Upexi”), a multi-faceted brand owner and innovator in aggregation, today announced that Chief Executive Officer, Allan Marshall, will participate in the DTC Amazon and eCommerce fireside chat during the Wolfe Research Fall Consumer Conference on December 5, 2022 at 4:15 p.m. EST.

Event: Wolfe Research Virtual Fall Global Consumer Conference

Panel: DTC Amazon and eCommerce Fireside Chat

Date: Monday, December 5, 2022

Time: 4:15 p.m. Eastern Time

Investors can RSVP for the event or schedule a one-on-one by contacting your Wolfe Research salesperson or emailing KCSA Strategic Communications at Upexi@KCSA.com. An audio replay of the fireside chat will be available online in the investor relations section of the company’s website at https://upexi.com/investors, for 90 days following.

About Upexi, Inc.

Upexi is a multifaceted brand owner with established brands in the health, wellness, pet, beauty, and other growing markets. We operate in emerging industries with high growth trends and look to drive organic growth of our current brands. We focus on direct to consumer and Amazon brands that are scalable and have anticipated high industry growth trends. Our goal is to continue to accumulate consumer data and build out a significant customer database across all industries we sell into. The growth of our current database has been key to the year over year gains in sales and profits. To drive additional growth, we have and will continue to acquire profitable Amazon and eCommerce businesses that can scale quickly and reduce costs through corporate synergies. We utilize our in-house, SaaS programmatic ad technology to help achieve a lower cost per acquisition and accumulate consumer data for increased cross-selling between our growing portfolio of brands.

Company Contact

Andrew Nortstrud

Chief Financial Officer

andrew.norstrud@upexi.com

Investor Relations Contact

KCSA Strategic Communications

Valter Pinto or Jack Perkins

Email: Upexi@KCSA.com

Phone: (212) 896-1254